Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

MANCHESTER, CT – February 14, 2007 – LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2006.

Net sales for the fourth quarter and year ended December 31, 2006 were $80.6 million and $326.4 million, respectively, compared with $77.5 million and $306.5 million for the same periods in 2005. During the fourth quarter of 2006, foreign currency translation increased net sales by $2.0 million, as compared to the fourth quarter of 2005. Net income for the quarter was $2.1 million, or $.13 per diluted share, compared with $1.0 million, or $.06 per diluted share, for the fourth quarter of 2005. Net income for the year was $10.2 million, or $.63 per diluted share, compared with $5.1 million, or $.32 per diluted share, in 2005. Net income and earnings per share for the fourth quarter of 2005 included a cumulative effect of a change in accounting principle charge of $0.3 million, or ($.02) per diluted share, related to the adoption of the Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” and income of $0.8 million, or $.05 per diluted share, related to the reversal of an environmental accrual.

Gross margin as a percent of net sales for the fourth quarter of 2006 was 22.8 percent compared with 17.9 percent for the same quarter of 2005. Manufacturing process improvements and cost-saving initiatives led to gross margin improvements by the Thermal/Acoustical and Filtration/Separation Segments as well as Other Products and Services in the quarter.

Selling, product development and administrative expenses were $14.9 million, or 18.5 percent of net sales, for the fourth quarter ended December 31, 2006 compared with $13.6 million, or 17.6 percent of net sales, for the same quarter of 2005. Contributing to this increase in the fourth quarter of 2006 was higher incentive compensation expense of $1.0 million.

Net cash provided by operating activities was $14.7 million for the fourth quarter of 2006 compared with $9.3 million in the fourth quarter of 2005.

David Freeman, President and Chief Executive Officer, commented, “Our performance for the fourth quarter and for the year bears out our commitment at the beginning of 2006 to healthy sales growth, profitability improvement, manufacturing excellence, and efficient allocation and management of our capital resources. We increased sales by 6.5 percent in 2006, almost doubled earnings per share, and improved margins. Our Lydall Lean Six Sigma projects were a big part of our success in 2006 and will continue to be going forward. These efforts in particular drove margin and operating efficiency improvements across the Company. In addition, we generated cash flow during the year of $39.7 million compared with $18.2 million in 2005. This strong cash flow allowed us to pay down over $20 million of debt bringing our total-debt-to-total capitalization ratio to six percent on December 31, 2006. Moving into 2007, we are in a good position to build on our successes in 2006.”

Segment Information

Thermal/Acoustical – For the fourth quarter of 2006, Thermal/Acoustical Segment net sales were $54.2 million compared with $55.2 million for the fourth quarter of 2005. Excluding the impact of foreign currency translation, segment net sales decreased by $2.4 million in the current quarter. This decrease was attributable to lower automotive sales of $3.5 million, comprised of lower tooling sales of $2.0 million and lower automotive part sales of $1.5 million. This decline can be attributed mainly to lower production by domestic automakers and a slowdown in the French automotive market. Increased net sales of active and passive thermal products partially offset lower automotive sales in the quarter.

Operating income for the Thermal/Acoustical Segment increased by $1.9 million compared with the fourth quarter of 2005. This increase was primarily due to significant gross margin gains stemming from operating efficiency improvements and cost-reduction initiatives.

Filtration/Separation – Filtration/Separation Segment net sales were $19.2 million in the current quarter compared with $15.5 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $3.1 million in the current quarter. Higher air and liquid filtration net sales and to a lesser extent improved net sales for Vital Fluids’ bio-processing, blood and OEM products contributed to this growth. The air filtration business, which faced an increasingly price competitive environment during 2005 and early 2006, began to regain market share in the fourth quarter. The Filtration/Separation business strengthened its marketing team during the year and worked closely with its customers both domestically and abroad to deliver value-added products to meet their specific needs.

Operating income for the segment increased by $0.7 million for the fourth quarter of 2006 compared with the fourth quarter of 2005. Operating income in the current quarter was positively impacted by higher sales, as well as improved gross margin performance throughout all businesses in the segment.

Other Products and Services – Net sales for the fourth quarter of 2006 were $7.9 million compared to $7.5 million for the comparable quarter of 2005. Operating income for the current quarter was $0.7 million, an increase of $0.5 million from the fourth quarter of 2005. Stronger sales in the electrical market led to higher specialty product sales and operating income in the fourth quarter of 2006 compared with the fourth quarter of 2005.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its fourth quarter and year ended December 31, 2006 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 800-289-0456 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2005 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 52 percent of Lydall’s 2006 sales, dependence on large customers, pricing for automotive products, unforeseen changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products and various fibers used in thermal/acoustical and filtration/separation products. In addition, increases in energy pricing, inherent risks at international operations, the timing and performance of new-product introductions, and compliance with environmental laws and regulations can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	4 of 5	February 14, 2007

Summary of Operations

In thousands except per share data

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$80,601	$77,491	$326,358	$306,485
Cost of sales	62,208	63,626	253,561	242,564

Gross margin	18,393	13,865	72,797	63,921
Selling, product development and administrative expenses	14,930	13,630	57,466	56,256

Operating income	3,463	235	15,331	7,665
Interest expense	225	379	1,363	1,676
Other expense (income), net	14	(1,246)	(27)	(1,071)

Income before income taxes	3,224	1,102	13,995	7,060
Income tax expense (benefit)	1,099	(241)	3,767	1,617

Income before cumulative effect of change in accounting principle	2,125	1,343	10,228	5,443

Cumulative effect of change in accounting principle, net of tax benefit of $185	—	(342)	—	(342)

Net income	$2,125	$1,001	$10,228	$5,101

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$0.13	$0.08	$0.63	$0.34
Cumulative effect of change in accounting principle	—	(0.02)	—	(0.02)

Net income	$0.13	$0.06	$0.63	$0.32

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$0.13	$0.08	$0.63	$0.34
Cumulative effect of change in accounting principle	—	(0.02)	—	(0.02)

Net income	$0.13	$0.06	$0.63	$0.32

Weighted average common shares outstanding	16,145	16,103	16,147	16,083
Weighted average common shares and equivalents outstanding	16,193	16,166	16,198	16,148

Summary of Segment Information

In thousands

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales

Thermal/Acoustical	$54,232	$55,160	$222,003	$210,603
Filtration/Separation	19,155	15,523	74,906	68,245
Other Products and Services	7,855	7,472	31,971	30,247
Reconciling Items	(641)	(664)	(2,522)	(2,610)

Consolidated Totals	$80,601	$77,491	$326,358	$306,485

Operating Income

Thermal/Acoustical	$5,441	$3,513	$23,193	$17,994
Filtration/Separation	794	92	4,566	4,852
Other Products and Services	742	266	3,038	1,961
Corporate Office Expenses	(3,514)	(3,636)	(15,466)	(17,142)

Consolidated Totals	$3,463	$235	$15,331	$7,665

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Lydall, Inc. News Release	5 of 5	February 14, 2007

Financial Position

In thousands except ratio data

	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$6,402	$2,162
Working capital	$50,809	$57,705
Total debt	$10,106	$33,441
Stockholders’ equity	$161,416	$143,229
Total capitalization	$171,522	$176,670
Current ratio	2.16	2.42
Total debt to total capitalization	0.06	0.19

Cash Flows

In thousands

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$14,699	$9,330	$39,703	$18,173
Net cash used for investing activities	$(3,686)	$(3,366)	$(11,182)	$(12,042)
Net cash used for financing activities	$(6,799)	$(6,980)	$(25,183)	$(5,149)
Depreciation and amortization	$3,700	$3,904	$15,341	$15,220
Capital expenditures	$3,686	$3,366	$11,182	$15,175

Common Stock Data

Quarter Ended December 31,

	2006	2005
High	$11.19	$9.82
Low	$8.56	$7.61
Close	$10.81	$8.15

During the fourth quarter of 2006, 2,513,100 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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